Exhibit 10.18

LEISURE AND COMMERCIAL SERVICES AGREEMENT

BY AND BETWEEN

SIERRA PARIMA, S.A.

AND

KATMANDU COLLECTIONS, LLLP

Palma de Mallorca, June 26, 2019

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TABLE OF CONTENTS

A.	DEFINITIONS; INTERPRETATION; PURPOSE		6
	A.1.	Definitions	6
	A.2.	General rules of interpretation	13
	A.3.	Purpose of the Agreement	14
	A.3.1.	Purpose	14
	A.3.2.	Limitation to Leisure Facilities	14
B.	SERVICES OF KAT AND ADOPTION OF THE KAT SYSTEM		15
	B.1.	Services	15
	B.1.1.	Technical know-how	15
	B.1.2.	Sales and Marketing	15
	B.1.3.	Purchasing policy and management	16
	B.1.4.	Quality Programmes	16
	B.1.5.	Merchandise Development	16
	B.1.6.	Strategic Marketing & Creative Services Department	16
	B.1.7.	Promotional offers	16
	B.1.8.	Attraction Components development	17
	B.1.9.	Personnel and staffing for the operation of the Leisure Facilities	17
	B.1.10.	Information Systems	17
	B.1.11.	Revision of plans and specifications for alterations of the Leisure Facilities	17
	B.1.12.	Normal Repairs and Maintenance	18
	B.2.	Adoption of the KAT System	18
	B.2.1.	Professional fairs and conventions	18
	B.2.2.	Quality programmes	18
	B.2.3.	Annual Pass program	19
	B.2.4.	Access to Sierra Parima information and communication systems	19
	B.2.5.	KAT system / Confidentiality	19
C.	KAT’S GUARANTEE		20
D.	RELATIONSHIP OF THE PARTIES		21
	D.1.	Independent Contractor	21
	D.2.	Conduct of KAT’S staff	21
	D.3.	Exclusivity	21
E.	CONSIDERATION FOR THE LEISURE SERVICES		21
	E.1.	General	21
	E.2.	Payment periods, currency, taxes, interests	22
	E.2.1.	Invoicing periods	22
	E.2.2.	Currency	22
	E.2.3.	Taxes	23
	E.2.4.	Default interests	23
	E.3.	Renting Payment	23
	E.3.1.	Amount	23
	E.3.2.	Invoicing and payment procedure	23
	E.4.	IP Fee	24
	E.4.1.	Amount	24
	E.4.2.	Invoicing and payment procedure	24
	E.5.	Basic Fee	24
	E.5.1.	Calculation	24
	E.5.2.	Invoicing and payment procedure	24

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	E.6.	Incentive Fee	25
	E.6.1.	Calculation	25
	E.6.2.	Invoicing and payment procedure	25
	E.7.	Super-Incentive Fees	26
	E.7.1.	Leisure Services Super-Incentive Fee	26
		Calculation	26
		Limit	26
	E.7.2.	Operational Performance and Maintenance Guarantee Super-Incentive Fee	27
		Calculation	27
	E.7.3.	Invoicing and payment procedure	27
F.	REPRESENTATIONS AND WARRANTIES		28
	F.1.	Scope and general terms	28
	F.2.	Sierra Parima’s Representations and Warranties	29
	F.3.	KAT’s Representations and Warranties	29
	F.3.1.	Rights and titles	29
	F.3.2.	Services	29
G.	TERM OF THE AGREEMENT; TERMINATION		29
	G.1.	Term	29
	G.2.	Termination of JVA	30
	G.3.	Termination in case of change of control in KAT	30
	G.4.	Termination due to breach by any of the Parties	30
H.	GENERAL PROVISIONS		31
	H.1.	Absence of conflict	31
	H.2.	Transfer of rights and obligations	31
	H.3.	Costs and charges	31
	H.4.	Notices	32
	H.4.1.	Method	32
	H.4.2.	Address and recipients	32
	H.4.3.	English language	33
	H.5.	Further action	33
	H.6.	Amendment or modification	33
	H.7.	Unforeseen Circumstances and Mutual Collaboration	33
	H.8.	Governing law and Dispute resolution	34
	H.8.1.	Governing law	34
	H.8.2.	Dispute resolution	34
	H.8.3.	Survival	35
	H.9.	Confidentiality and Announcements	35
	H.9.1.	Confidentiality	35
	H.9.2.	Announcements	37
	H.9.3.	Survival	38
	H.10.	Data Protection	38
	H.11.	Miscellaneous	38
	H.11.1.	Entire agreement	38
	H.11.2.	No company or partnership	38
	H.11.3.	No guarantee of the other Party’s businesses activities	39
	H.11.4.	Obligations several and not joint	39
	H.11.5.	Severability	39
	H.11.6.	Schedules and amendments to the Agreement	39
	H.11.7.	Waiver	39
	H.12.	Notarisation	40
	H.13.	Counterparts	40

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LEISURE AND COMMERCIAL SERVICES AGREEMENT

Executed in Palma de Mallorca, on June 26, 2019.

BETWEEN

(1)	SIERRA PARIMA S.A., a public limited liability company, duly incorporated and organized under the laws of the Dominican Republic, whose registered office is located in Av. Barceló, Instalaciones de la plaza commercial “Palma Real Shopping Village”, Higüey, Dominican Republic, registered with the company registry of Santo Domingo under company number 26785SD, and with Dominican tax identification code (RNC) [***], represented herein by Mark Maurice Hoddinott, with Spanish national identification number for non-nationals (N.I.E.) [***], who acts as attorney of the company (“Sierra Parima”).

And

(2)	KATMANDU COLLECTIONS, LLLP, a limited liability limited partnership duly incorporated and organised under the laws of the state of Nevada, of the United States of America, under the file number E-0498572006-7, whose registered office is 6060 Welton Avenue, Las Vegas 89107, Nevada, United States of America, a company whose Spanish fiscal identification code for foreign companies (N.I.F.) is [***], represented herein by Mr. Larry Scott Demerau, with passport of his nationality number [***] ,who acts as attorney of the company (“KAT”);

KAT and Sierra Parima shall be jointly referred to as the “Parties” and each of them as a “Party”.

WHEREAS:

(a)	Sierra Parima is the owner of the “Palma Real Shopping Village” (the “Shopping Village”), a shopping centre located in Higüey, Dominican Republic, including retail and commercial establishments, such as restaurants, shops, banks, business offices and grocery stores, among others.

(b)	Katmandu Group LLC (“Katmandu Group”) is the exclusive owner and master licensor with full and unrestricted right to sublicense the Katmandu trademarks (the “KAT Trademarks”) to third Persons.

(c)	Meliá Hotels International, S.A., a public limited liability company duly incorporated and organised under the laws of Spain (“MHI”), owns fifty per cent (50%) of the shares of Sierra Parima.

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(d)	Fun Stuff, a limited liability company duly incorporated and organised under the laws of Spain (“Fun Stuff”), owns the remaining fifty per cent (50%) of Sierra Parima.

(e)	Fun Stuff is owned by Katmandu Group, which is in turn owned by KAT.

(f)	On the date hereof, Fun Stuff and MHI have entered into a joint venture agreement (the “JVA”) regarding Sierra Parima, for the purposes of: (a) establishing the principles that will govern its management and operation; (b) regulating their relationship as partners in Sierra Parima; and (c) carrying out the intended Project (as defined below); being the framework agreement for all the actions and transactions to be carried out by MHI and Fun Stuff through Sierra Parima.

(g)	As ancillary contracts to the JVA, Sierra Parima shall execute: (i) a construction management agreement with KAT; (ii) a construction management agreement with MHI; (iii) a leisure and commercial services agreement with KAT; and (iv) a leisure and commercial services agreement with MHI, on the basis of the terms described under this Agreement (the “Ancillary Contracts”).

(h)	The intended project that MHI and Fun Stuff wish to carry out through Sierra Parima consists in: (i) the remodelling and renovation of the Shopping Village; and (ii) the construction of a themed entertainment park incorporated to the Shopping Village (jointly the “Project”).

(i)	On the basis of, and in furtherance of, the stipulations made in the JVA, KAT and Sierra Parima herewith mutually recognise their common objective of promoting the Shopping Village as a leisure-experience retail, dining, entertainment (“RDE”) facility, and in promoting the Entertainment Centre (as this term is defined below) as a mixed entertainment and retail complex.

(j)	To this end, the Parties agree to execute the present leisure and commercial services agreement (the “LCSA” or the “Agreement”) on the provision, by KAT to Sierra Parima, of leisure and related services, including the advice, within the overall objective of the JVA, in all relevant aspects of RDE and related activities of Sierra Parima, and to work together to develop the RDE attributes of the “Katmandu Entertainment Centre” (the “Entertainment Centre”), to maximise the potential incomes and quality of the Entertainment Centre.

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NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained,

It is agreed:

A.	DEFINITIONS; INTERPRETATION; PURPOSE

A.1.	Definitions

In this Agreement, the following definitions shall apply:

Affiliate means, with respect to any Person (as defined below), a Person that directly, and/or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control (as defined below) with, the Person specified.

AGOP, as an abbreviation for adjusted gross operating profit, shall be equal to the GOP minus the Basic Fee (as both terms are defined below). The AGOP referenced in the Agreement relates to the AGOP for the Entertainment Centre.

Agreement (also referred to herein as “LCSA”) means this leisure and commercial services agreement, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

Attraction Components refers to those physical items and work products necessary for the construction of the Theme Park, which shall include, but not be limited to: (i) items related to Theming; (ii) items directly related to the operation of attractions; (iii) items related to Intellectual Property Rights; (iv) audio-visual systems; (v) interior, surface coating and theme elements related to the attractions; and (vi) in general, all those items necessary for the construction of the Theme Park not defined as Building Components and detailed in the Cost Plan attached to this Agreement as Schedule II. For clarification purposes, this term shall exclude: (a) Building Components; and (b) Indirect and Other Costs.

Ancillary Contracts as defined in Whereas (g) above.

Attraction Performance Costs shall have the meaning given to it in Section C below.

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Basic Fee shall have the meaning given to it in Section E.1 below.

Building Components refers to physical articles and work product associated with infrastructure, buildings and building systems. Examples of such items include, but are not limited to, roofs, walls, floors, entry modifications, hardscape, landscape, catwalks and service access required to maintain ride components, elevators, escalators, bathrooms, parking lot and vehicle access, utility requirements (electricity, water, etc.), facility lighting, HVAC and environmental control systems, fire suppression, alarm and security systems, back of house facilities, F&B facilities, retail stores, code compliance for building structures and egress, communication infrastructure and systems (WiFi, phone, etc.) and other similar items. For clarification purposes, this term shall exclude items related to Theming expressly included in the Cost Plan.

Closing Date shall mean the date of signature and execution of this Agreement.

Contract means, with respect to any Person (as defined below), any agreement, undertaking, indenture, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (whether or not in writing) by which such Person, or any of its property, is legally bound.

Control means possessing the power to influence the management policies of another Person (as defined below), whether by the ownership of voting interests, by Contract or by any other means.

Cost Plan means the cost plan agreed between the Parties for the construction of the Theme Park and attached hereto as Schedule II.

Day means calendar days unless banking days are expressly specified.

Dispute means any and all disputes, claims, demands, causes of action, issues and disagreements arising out of or relating to this Agreement or the breach of this Agreement, or its interpretation, performance, termination, existence or invalidity.

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Dispute Notice shall have the meaning given to it in sub-Section H.8.2.1.

Entertainment Centre, referred to as “Katmandu Entertainment Centre” in Whereas (j) above, and shall mean the aggregate total business, rights and properties, comprising and including the Shopping Village and the Leisure Facilities (i.e., RDE), including the F&B Facilities of both, as modified from time to time, as well as any other business, right or property added to these and/or modified from time to time.

F&B, as an abbreviation for Food and Beverage, shall mean food and both alcoholic and non-alcoholic beverage to be served or sold on the Entertainment Centre premises which are operated by the Parties.

F&B Facilities means any and all buildings, rooms, terraces or other outdoor surfaces, and any machines on the Entertainment Centre premises, where Food and Beverage (F&B) is to be served and operated by the Parties, including the corresponding FF&E, and all as existing on the Closing Date and/or added to the Entertainment Centre premises, amended and/or modified from time to time in accordance herewith.

FF&E shall mean furniture, fixtures and equipment (whether fixed, built-in or moveable) required for or in connection with the RDE, including without limitation, carpeting and other floor coverings, draperies, paintings, television sets, office furniture and equipment (such as safes, cash registers and accounting, duplicating, facsimile and communication equipment), all computer, information systems and equipment and all other electronic equipment needed for the Leisure Facilities from time to time, specialized shopping centre equipment, special lighting and other equipment, vehicles, material handling equipment, cleaning and engineering equipment, and all other equipment, apparatus and moveable property needed for such purposes other than operating equipment. Leasehold improvement assets of tenants and Tenant’s Improvements (as defined below) are not included in FF&E definitions.

Financial Years under this Agreement shall coincide with and be identical to Years (as defined below) for all purposes, except that the last financial year, if the Term (as defined below) shall expire or be terminated prior to the 31st December of such Year, shall be the period between 1st January of the Year of expiration or termination and the date of such expiration or termination, as applicable. For clarification purposes, the first Financial Year shall be the period between the Closing Date and December 31, 2019.

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Fun Stuff means “Fun Stuff, S.L.”, as defined in Whereas (d) of this Agreement.

GOP, as an abbreviation for Gross Operating Profit, shall mean and be determined by taking the figure showing in the management accounts of the Entertainment Centre as the difference between the Revenue and the Entertainment Centre's running costs, excluding: (a) depreciation payments, (b) general structural expenditure of Sierra Parima not directly attributable to the operation of the Entertainment Centre, (c) financial income or expenditure not attributable to the activity of running the Entertainment Centre, (d) Incentive Fees of MHI and KAT, (e) Basic Fees of MHI and KAT, (f) taxes levied on the Entertainment Centre's profits, and (g) the FF&E reserve, if any.

Incentive Fee shall have the meaning set forth in Section E.1 below.

Indirect and Other Costs include physical items, work product and other Project costs not associated with Attraction Components or Building Component costs as defined above. Examples include, but are not limited to, design and engineering costs, insurance, construction site security, temporary power and utilities, temporary employee transportation, project management, permits, licenses, ticketing and other financial systems, inspections and governmental compliance costs, engineering and other costs.

IP Fee shall have the meaning set forth in Section E.1 below.

JVA shall have the meaning given to it in Whereas (f) above.

KAT means “Katmandu Collections, LLLP” as defined in the heading of this Agreement.

Katmandu Intellectual Property Rights means all the patents, trademarks, service marks, trade names, domain names, registered designs, designs, semiconductor topography rights, database rights of unfair extraction and reutilisation, copyrights and other forms of intellectual or industrial property (in each case in any part of the world, whether or not registered or registrable and if registered or registrable for their full period of registration with all extensions and renewals, and including any and all applications for registration or otherwise), know-how, inventions, formulae, confidential or secret processes and information, and any other protected rights and assets, and any licences and permissions in connection with the foregoing, which are used or required from time to time for the operation of the Entertainment Centre.

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Katmandu Group means Katmandu Group, LLC.

KAT Standards means those general standards specified in the KAT Standards Manuals generally applicable for all Sierra Parima Leisure Facilities (as defined below).

KAT System means the set of services, marketing channels, regulations, manuals and customs of KAT.

KAT Standards Manuals means the manuals which contain the procedures which must be used by Sierra Parima, the following of which shall be deemed as referred to herein: (i) the Katmandu Brand Style Guide; (ii) staff handbook; (iii) maintenance schedule.

KAT Trademarks shall have the meaning given to it in Whereas (b).

Law means, with respect to any Person: (i) any applicable legislation, customary law, treaty, constitution, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise or other governmental, inter-governmental or supra-governmental restriction or legislative measure or any interpretation or administration of any of the foregoing by any governmental, inter-governmental or supra-governmental authority; and (ii) any applicable directive, guideline, policy, requirement or any similar form of decision of or determination by any governmental, inter-governmental or supra-governmental authority, in each case, whether now or hereafter in effect, and whether or not having the force of law but, if not having the force of law, compliance with which is compulsory in accordance with the general practice of Persons to whom the decision or determination is addressed.

LCSA (also referred to herein as the “Agreement”) shall mean the present “Leisure and Commercial Services Agreement” as identified in Whereas (j) above, and the Schedules thereto, as amended and/or restated from time to time in accordance herewith.

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Leisure Facilities shall mean the Attraction Components, any and all buildings, terraces and other indoor and outdoor surfaces, and any machines on the Entertainment Centre premises, which are primarily intended for entertainment and leisure uses, all including the corresponding FF&E, and all as existing on the Closing Date and/or added to the Entertainment Centre premises, amended and/or modified from time to time in accordance herewith.

MHI means “Meliá Hotels International, S.A.”, as defined in Whereas (c) of this Agreement.

Opening Date means the actual date on which the Entertainment Centre opens to the general public, which shall occur during the first half of 2020; the Parties shall determine the actual Opening Date in writing in a separate document following the terms set forth in Section G.1 below.

Parties shall have the meaning set forth in the heading of this Agreement.

Person means an individual, partnership, limited liability, public liability, or joint venture company, corporation, trust and any other association or legal entity.

Project shall have the meaning given to it in Whereas (h).

RDE shall have the meaning given to it in Whereas (i).

Representations and Warranties shall mean the representations and warranties established in Section E of this Agreement.

Revenue shall be determined by taking the gross income figure from the Entertainment Centre's management accounts for the relevant period, which shall include: (a) all income directly or indirectly generated by the Entertainment Centre as a result of its ordinary business activity; including leases or subleases, complementary services, advertising and all other income; and (b) all other financial income from the operation of the Entertainment Centre, but the gross income figure shall exclude: (a) Taxes levied on sales or income; (b) compensation paid by insurance companies as a result of risk cover on the buildings of the Entertainment Centre; (c) extraordinary income which is not obtained through the operation of the Entertainment Centre and; (d) services charges.

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Renting Payment shall have the meaning set forth in Section E.1 below.

Service Fees shall have the meaning given to it in Section E.1 below.

Services shall have the meaning given to it in Section B.1 below.

Shopping Village means the Palma Real Shopping Village, located in Higüey, Dominican Republic.

Sierra Parima means “Sierra Parima, S.A.”, as defined in the heading of the Agreement.

Subsidiary (as opposed to Affiliate) means, with respect to any Person, only Persons that directly, and/or indirectly through one or more intermediaries, are owned or Controlled by the Person specified.

Super-Incentive Fee shall have the meaning given to it in Section E.1 below.

Taxation or Tax includes any and all forms of taxation and all statutory, governmental, local governmental or municipal impositions, duties, fees, contributions, levies and withholdings of any nature whatsoever, in each case whether imposed in Spain or, if applicable, elsewhere in the world, whenever imposed and whether chargeable directly or primarily or solely against or attributable directly or primarily or solely to the Person concerned, together with all penalties, charges and interest relating to any of the foregoing.

Tenant’s Improvements means all the investments made by the tenants who lease, as lessees, to Sierra Parima the premises of the RDE in order to make improvements in such premises.

Term shall have the meaning set forth in Section G.1 below.

Theme Park means the themed entertainment park to be built and incorporated to the Shopping Village.

Theming refers to those items, products and works necessary to create the appropriate environment for the attractions and the Theme Park.

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Transfer means: (i) when used as a verb, to sell, assign, hypothecate, gift, dispose of, exchange, mortgage, pledge, grant a security interest or participation in, make any voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)), or any other beneficial interest in any equity interests, or otherwise transfer or encumber, whether directly or indirectly, voluntarily or involuntarily, (by a derivatives transaction or otherwise) and; (ii) when used as a noun, a direct or indirect (by a derivatives transaction or otherwise) sale, assignment, hypothecation, gift, disposition, exchange, mortgage, pledge, granting of a security interest or participation in, voting trust or other arrangement or agreement with respect to the transfer of voting rights (including any proxy or otherwise (whether or not revocable)) or any other beneficial interest in any equity interests, or other transfer or encumbrance.

Years means calendar years, unless fiscal or Financial Years are expressly specified.

A.2.	General rules of interpretation

(i)	All definitions are, throughout the entire Agreement, denoted with capital-letter initials and may be used in both the singular and the plural form, and as a noun, verb, adjective and adverb;

(ii)	In this Agreement, reference to any Law, statute, by-law, regulation, rule, delegated legislation or order is to any Law, statute, by-law, regulation, rule, delegated legislation or order as amended, supplemented, modified or replaced from time to time and to any statute, by-law, regulation, rule, delegated legislation or order replacing or made under any of them;

(iii)	References to any Section, paragraph or Schedule are to those contained in the Agreement and all Schedules to the Agreement are an integral part of the Agreement;

(iv)	Headings are for ease of reference only and shall not be taken into account in construing the Agreement;

(v)	Use of the terms “herein”, “hereunder”, “hereof” and like terms shall be deemed to refer to the entire Agreement and not merely to the particular provision in which the term is contained, unless the context clearly indicates otherwise;

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(vi)	Use of the word “including” or a like term shall be construed to mean “including but not limited to”;

(vii)	A document is “in the agreed form” if it is in the form of a draft agreed between and initialled by or on behalf of the Parties on or before the Closing Date;

(viii)	Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise; and

(ix)	Each reference to, and the definition of, any document, including written agreements, powers of attorney, Contracts, and licences, shall be deemed to refer to such document as it may be amended, supplemented, revised or modified from time to time in accordance with its terms and, to the extent applicable, the terms of this Agreement.

A.3.	Purpose of the Agreement

A.3.1.	Purpose

This Agreement establishes the terms and conditions for the provision of leisure and related services to Sierra Parima by KAT and for the adoption of the KAT System and Standards by Sierra Parima.

A.3.2.	Limitation to Leisure Facilities

Within the overall objectives for the Entertainment Centre, the scope of services to be provided hereunder shall be limited to the Leisure Facilities.

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B.	SERVICES OF KAT AND ADOPTION OF THE KAT SYSTEM

B.1.	Services

The services to be provided by KAT during the Term of this Agreement, in consideration of its fees as hereinafter indicated, shall be as follows (the “Services”):

B.1.1.	Technical know-how

Provide technical know-how regarding the management and the operation of the Leisure Facilities and coordinate with tenants’ requirements and overall operations of the Entertainment Centre.

B.1.2.	Sales and Marketing

1.2.1.	Provide appropriate sales and marketing services for the Leisure Facilities, including the definition of policies and the determination of annual and long-term objectives for customer attendance, rates, revenues, clientele structure, sales terms and methods.

1.2.2.	Provide advice and organise appropriate advertising and promotional services in respect of the Leisure Facilities and/or the Entertainment Centre; such activities shall be in accordance with the KAT System. Carry out sales negotiations with tour operators and travel agents regarding sales and sales packages concerning the Leisure facilities and coordination of ticket offers and evening events to overlay with tenant needs and activities and overall performance of the Entertainment Centre.

1.2.3.	Advise and guide Sierra Parima with regard to those prices, which, in its opinion, should be in place and published in brochures, price lists and other promotional items for the different services to be provided by the Leisure Facilities and/or the Entertainment Centre, always taking into account any specific conditions applicable at the relevant time.

1.2.4.	Provide oversight to assure that web presence is appropriate for Leisure Facilities and that the brand is appropriately represented in all web and social media applications, including for Entertainment Centre.

1.2.5.	Provide oversight for special entertainment programs and other special ticketed events to maximize revenue potential to the Entertainment Centre.

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1.2.6.	Interact with tenants and determine hours of operation, seasonal standards, tenant mix, theming, menu, hours of operation and other aspects of the Entertainment Centre to provide a seamless guest experience.

B.1.3.	Purchasing policy and management

1.3.1.	Recommend and advise on the selection of suppliers and negotiate supply contracts to assure purchases on the best available terms for the Leisure Facilities.

1.3.2.	Issue recommendations and advise Sierra Parima on the assessment, the organisation and the management of the Leisure Facilities’ stock, applying the techniques and know-how it possesses to optimise the acquisition, storage and control of stocks.

B.1.4.	Quality Programmes

Advise and instruct on quality control programmes to be implemented in the Leisure Facilities in accordance with the KAT System and KAT Standards.

B.1.5.	Merchandise Development

Research, design and develop a complete merchandise program, which will include customised Katmandu brand merchandise as well as “off the shelf” merchandise to be used in the retail points at the Entertainment Centre.

B.1.6.	Strategic Marketing & Creative Services Department

KAT shall promote and market the Entertainment Centre through their Marketing & Creative Services department’s arsenal of innovative strategic marketing promotions and alliances, both existing and future.

B.1.7.	Promotional offers

The Entertainment Centre will be benefiting from promotional offers or products developed and implemented by KAT, as well as research and strategy, business-building plan for shoulder seasons, development of existing and future strategic alliances, maintenance and creation of new marketing channels, and advisement on pricing and positioning with respect to changes in the attraction mix, economic impacts, and market demands.

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B.1.8.	Attraction Components development

1.8.1.	Develop new and innovative attraction and Attraction Components that have been created within the KAT System.

1.8.2.	Additionally, Sierra Parima shall be a beneficiary of the KAT System initiative for creative concepting, development and design of new Katmandu attractions including pre-shows, post-shows, exterior theming, expansive alterations to “off the shelf” attractions which further their development into valued customer experiences.

B.1.9.	Personnel and staffing for the operation of the Leisure Facilities

1.9.1.	Advise Sierra Parima regarding what is, in its opinion and according to its experience, the most suitable composition, size and structure of the workforce to attend to the correct operation of the Leisure Facilities.

1.9.2.	Advise on and provide training and follow-up programmes for the Leisure Facilities’ staff on the necessary skills in order to exercise their functions in accordance with the KAT System.

B.1.10.	Information Systems

Advise and coordinate on the selection, implementation, and operation of information systems for the Leisure Facilities, including, among others, systems for reservations, entry, ticketing, CRM (Customer Relationship Management), revenues, merchandising and F&B, etc.

B.1.11.	Revision of plans and specifications for alterations of the Leisure Facilities

As far as the Leisure Facilities are concerned, make available its own and its Affiliates’ personnel for the purpose of reviewing all plans and specifications for alteration of the Leisure Facilities, and to advise on the design of FF&E replacements and on the quantities required, and in general, to avoid and eliminate operational problems and/or to improve operations.

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B.1.12.	Normal Repairs and Maintenance

1.12.1.	Recommend and advise on the organisation and supervision of the maintenance and upkeep of the Entertainment Centre, and on the repair and maintenance of the Leisure Facilities in good order and condition, ordinary wear and tear excepted, subject to the necessity to maintain the KAT Standards, and in accordance with maintenance programmes established and implemented, from time to time, by KAT.

1.12.2.	For this purpose, KAT shall, from time to time, inspect the condition and operation of the Leisure Facilities, and investigate and take any measures necessary in accordance with the provisions of this Agreement; and Sierra Parima authorises KAT, its Affiliates and personnel to accordingly access the Entertainment Centre from time to time during the Term. At Sierra Parima’s request, such inspection will be conducted jointly.

B.2.	Adoption of the KAT System

For the correct execution of the services to be provided by KAT according to this Agreement, Sierra Parima will adopt the KAT System as follows:

B.2.1.	Professional fairs and conventions

Sierra Parima may attend professional fairs and conventions as requested by KAT. Sierra Parima may attend and participate in any fairs and conventions of its own choosing subject to KAT approval. Expenses related to the attendance of said fairs and conventions shall be borne by Sierra Parima.

B.2.2.	Quality programmes

2.2.1.	Sierra Parima shall adopt, in relation to the Leisure Facilities, the quality control programmes which KAT may implement in order to maintain consistency in the management and operation of all shopping centres that have adopted the KAT System.

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B.2.3.	Annual Pass program

KAT will undergo to develop an Annual Pass Program for the local residents of the Dominican Republic. This program shall include promotional material, incentives to purchase, special annual passholder activities and other communications and activities appropriate to maximize revenue potential for local residents. The specific applicability of the terms and conditions of such programme shall be determined by mutual agreement of the Parties.

B.2.4.	Access to Sierra Parima information and communication systems

2.4.1.	General

Sierra Parima expressly authorises KAT to access, at any time during the term of this Agreement, all communication and information systems of the Leisure Facilities and data and reports generated

2.4.2.	Confidentiality

KAT undertakes to keep secret and confidential, and not to reveal to any third Person, any information or documentation relating to the design, requirements, characteristics and functions of Sierra Parima’s and of the MHI group of companies’ information programs, equipment or applications.

B.2.5.	KAT system / Confidentiality

2.5.1.	Subject to the terms and conditions of the JVA and the Agreement, Sierra Parima shall, throughout the Term, operate and maintain the Leisure Facilities in compliance with the KAT system for the Term and, where applicable, to the KAT Trademarks and Katmandu Intellectual Property Rights.

2.5.2.	Sierra Parima shall be entitled to use throughout the Term all information and technical know-how of the KAT System as well as the Katmandu Intellectual Property Rights exclusively in relation to the operation of the Entertainment Centre.

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2.5.3.	Any technical, business and other know-how provided by KAT to Sierra Parima due to its association with the KAT System may only be divulged by Sierra Parima to MHI and its Affiliates and to those third Persons with respect to whom divulgence is expressly authorised by KAT in writing.

2.5.4.	Sierra Parima shall use its best efforts to prevent all confidential information and know-how contained in the KAT System from being revealed to any third Person other than MHI or its Affiliates. In particular, Sierra Parima shall take all reasonable steps to ensure that any personnel and staff working for or at the Entertainment Centre are fully informed of such confidentiality obligations and, except where prohibited by Law, Sierra Parima shall inform KAT as soon as is practicable of any presumed or alleged breach in relation thereto.

2.5.5.	Upon expiry of the Term, or upon early termination, of this Agreement, Sierra Parima shall refrain from using any KAT know-how and information acquired as a result of the operation of the Entertainment Centre for any other business activity.

C.	KAT’S GUARANTEE

Under this Agreement, KAT guarantees to Sierra Parima that the budgeted maintenance and anti-obsolescence guarantee costs (the “Attraction Performance Costs”) included in the maintenance and FF&E reserve items of the financial pro-forma attached hereto as Schedule I, are sufficient to (i) maintain the performance and operational readiness of all Attraction Components in accordance with manufacturer and industry standards; and to (ii) to guarantee performance and operational readiness of Attraction Components resulting from changes in technology.

In the event that the budgeted Attraction Performance Costs are not adequate, KAT shall assume the excess related costs to guarantee the performance and operational readiness of all Attraction Components in accordance with manufacturer and industry standards, during the Term of this Agreement, on a cumulative basis.

For the avoidance of doubt, any maintenance or FF&E reserve amount not used in a given year will be carried forward to subsequent years and the carry forward balance will be cumulative.

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D.	RELATIONSHIP OF THE PARTIES

D.1.	Independent Contractor

KAT shall be an independent contractor of Sierra Parima. As between KAT and Sierra Parima, all persons retained by KAT to perform services for Sierra Parima hereunder shall be employees or subcontractors of KAT and shall not be employees of Sierra Parima.

D.2.	Conduct of KAT’S staff

KAT and KAT’s personnel shall: (a) comply with the requests, rules and regulations of Sierra Parima regarding safety and health, personal and professional conduct (including adhering to general safety practices or procedures) generally applicable to such Sierra Parima premises; and (b) otherwise conduct themselves in a business-like manner.

D.3.	Exclusivity

During the Term of this Agreement, KAT shall provide the Services in the Dominican Republic on an exclusive basis. Further, Kat (acting directly or indirectly) undertakes not to participate in any other project or activity in the Dominican Republic, which may compete with the activities of the Entertainment Centre.

E.	CONSIDERATION FOR THE LEISURE SERVICES

E.1.	General

During the Term (as specified in section G.1), KAT shall receive the following service fees (the “Service Fees”):

(i)	the amount determined in section E.4 below (the “IP Fee”)

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(ii)	an amount determined by reference to a percentage of the Revenue from the Entertainment Centre's operation (the “Basic Fee”) section E.5 below;

(iii)	an amount determined by reference to a percentage of the GOP of the Entertainment Centre (the “Incentive Fee”) in section E.6 below;

(iv)	an additional amount determined by reference to a percentage of the AGOP of the Entertainment Centre (the “Leisure Services Super-Incentive Fee”) in section E.7 below; and

(v)	an additional amount determined by reference to a percentage of the AGOP of the Entertainment Centre (the “Operational Performance and Maintenance Guarantee Super-Incentive Fee”) in section E.7 below.

Furthermore, during the term set forth in section E.3. below, KAT shall receive the amount determined therein (the “Renting Payment”).

E.2.	Payment periods, currency, taxes, interests

E.2.1.	Invoicing periods

Sierra Parima shall provide KAT with all the corresponding calculations of Service Fees on a monthly basis.

Once KAT has received the referred to calculations, KAT shall make all invoicing of Service Fees monthly quarterly, or annually, as the case may be, on a timely manner.

E.2.2.	Currency

The Service Fees shall be determined and be payable in US$ only.

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E.2.3.	Taxes

KAT shall be responsible for business Tax and any income assessed on the Service Fees by any relevant tax authorities, including any applicable tax retentions withheld by the Dominican Republic tax authorities.

E.2.4.	Default interests

For any late payment from Sierra Parima to KAT, a default interest shall accrue of two (2) points above the default interest rate applicable by Law (including the Spanish “Ley 3/2004, de 29 de diciembre, por la que se establecen medidas de lucha contra la morosidad en operaciones comerciales”)

E.3.	Renting Payment

E.3.1.	Amount

Sierra Parima shall pay the Renting Payment to KAT.

The Renting Payment is the amount payable by Sierra Parima to KAT for the investments made by KAT in any of its companies which will result in a benefit for the Project. The Renting Payment payable to KAT shall be US$450,000 per Year during the first eight (8) Years subsequent to the Opening Date.

The Renting Payment will not be payable by Sierra Parima to KAT once the period referred to above has expired.

E.3.2.	Invoicing and payment procedure

3.2.1.	Sierra Parima shall pay the Renting Payment to KAT within thirty (30) Days following the last Day of each Year in respect of the immediately preceding Year during the term set forth in section E.3.1.

3.2.2.	KAT shall issue a yearly invoice for such amount, and such payment shall be entered into the Entertainment Centre's accounts as expenditure.

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E.4.	IP Fee

E.4.1.	Amount

Sierra Parima shall pay the IP Fee to KAT for the use of the Katmandu Intellectual Property Rights exclusively in relation to the operation of the Entertainment Centre.

The IP Fee payable to KAT shall be US$250,000 per Year as from the Opening Date.

E.4.2.	Invoicing and payment procedure

4.2.1.	Sierra Parima shall pay the IP Fee to KAT within thirty (30) Days following the last Day of each Year in respect of the immediately preceding Year.

4.2.2.	KAT shall issue a yearly invoice for such amount, and such payment shall be entered into the Entertainment Centre's accounts as expenditure.

E.5.	Basic Fee

E.5.1.	Calculation

The Basic Fee payable to KAT shall be calculated as two point five per cent (2.5%) of the Revenue of the Entertainment Centre.

E.5.2.	Invoicing and payment procedure

5.2.1.	Sierra Parima shall pay the Basic Fee to KAT within thirty (30) Days following the last Day of each month in respect of the immediately preceding calendar month.

5.2.2.	KAT shall issue a monthly invoice for such amount, and such payment shall be entered into the Entertainment Centre's accounts as expenditure. This monthly amount shall be regarded as a preliminary instalment.

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5.2.3.	At the end of each Financial Year, adjustments shall be made, so that if the preliminary instalment payments received by KAT are less than the total amount which should have been based on the year end accounts, then the difference must be paid by Sierra Parima within thirty (30) Days after receipt of the final annual accounts.

5.2.4.	On the other hand, if the preliminary instalment payments received by KAT are more than the total amount which should have been based on the year-end accounts, then the difference shall be deducted by Sierra Parima from any future fees payable to KAT.

E.6.	Incentive Fee

E.6.1.	Calculation

6.1.1.	The Incentive Fee payable to KAT shall be calculated as five per cent (5%) of the AGOP.

6.1.2.	Invoicing will be charged on the accumulated GOP of the Entertainment Centre at the end of each calendar quarter, deducting the amount of Incentive Fee that has already been invoiced in prior quarters of the same Financial Year.

6.1.3.	In the event that the figure resulting from this calculation is negative at the end of the corresponding period, no Incentive Fee shall be due for the quarter.

E.6.2.	Invoicing and payment procedure

6.2.1.	Sierra Parima shall pay the Incentive Fee to KAT within thirty (30) Days following the last day of each quarter of the Entertainment Centre's Financial Year in respect of the immediately preceding quarter. KAT shall issue an invoice for the relevant amount, in accordance with the terms set forth in section E.2.1 above. This monthly amount shall be regarded as a preliminary instalment.

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6.2.2.	At the close of each Financial Year of the Entertainment Centre and once the relevant annual accounts have been approved by Sierra Parima and accepted by KAT, Sierra Parima shall make a final calculation of the Incentive Fee.

6.2.3.	Such final amount of Incentive Fee shall be adjusted as appropriate, issuing the relevant invoice showing a debt or credit amount. Any payments to be made to KAT, if appropriate, as a consequence of this final assessment, shall be made within thirty (30) Days following the issue of the invoice.

E.7.	Super-Incentive Fees

E.7.1.	Leisure Services Super-Incentive Fee

Calculation

7.1.1.	The Leisure Services Super-Incentive Fee shall be payable to KAT on an annual basis, as per the following schedule:

Percentage of AGOP to be paid as Leisure Services Super-Incentive Fee

2021 and 2022	4% of the achieved AGOP, if the achieved AGOP exceeds US$ 4,000,000 (or the smaller pro rata amount US$ 4,000,000, pro rata in the first year of operation if it is not a full Financial Year).

2023	4% of the achieved AGOP, if the achieved AGOP exceeds US$ 5,000,000.

2024 onwards	4% of the achieved AGOP, if the achieved AGOP exceeds US$ 6,000,000.

Limit

The Leisure Services Super-Incentive Fee will be payable to KAT only if the amount resulting from deducting the corresponding Leisure Services Super-Incentive Fee from the achieved AGOP of the relevant Year exceeds the limit of the achieved AGOP set forth in this section for each term.

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E.7.2.	Operational Performance and Maintenance Guarantee Super-Incentive Fee

Calculation

7.2.1.	A Super-Incentive Fee of 4% of the achieved AGOP shall be fully payable to KAT under the KAT’s guarantee obligations set forth in section C above, on an annual basis, if with respect to the respective Financial Year:

a.	the Leisure Services Super Incentive becomes payable, under the terms set forth in section E.7.1. above; and

b.	KAT complies with the guarantees under the Operational Performance and Maintenance Guarantee Agreement in accordance with the terms agreed under the letter of intent, entered into by KAT, Fun Stuff and MHI on September 20, 2018.

For the avoidance of doubt, the Parties agree that this Operational Performance and Maintenance Guarantee Super-Incentive Fee is payable in addition to any payable Leisure Services Super-Incentive Fee.

Limit

The Operational Performance and Maintenance Guarantee Super-Incentive Fee will be payable to KAT only if the amount resulting from deducting the corresponding Operational Performance and Maintenance Guarantee Super-Incentive Fee from the achieved AGOP of the relevant Year exceeds the limit of the achieved AGOP set forth in this section for each term.

E.7.3.	Invoicing and payment procedure

7.3.1.	Both Super-Incentive Fees must be paid, if applicable, by Sierra Parima within thirty (30) Days after receipt of the audited financial statements of Sierra Parima. Sierra Parima will provide the basis for calculation of the fee to KAT and KAT shall issue an annual invoice for the relevant amount, in accordance with the terms set forth in section E.2.1 above.

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F.	REPRESENTATIONS AND WARRANTIES

F.1.	Scope and general terms

(i)	These Representations and Warranties made herein are each essential elements of this Agreement.

(ii)	Each of the Parties concerned represents and warrants that the Representations and Warranties are, to their best knowledge, true, accurate and complete in all material respects, without omitting any fact or circumstance that would alter, restrict or condition their content and scope; the Parties’ decision to execute this Agreement under the current financial conditions, and under the other terms established in this Agreement, is based thereon.

(iii)	The performance by the Parties (or their consultants) of preliminary reviews and financial, accounting, legal and tax audits (i.e. due diligence) concerning the goods and/or matters from the other Parties does not exempt or limit the guarantees contained in this Section F in any way.

(iv)	None of the Parties has received any communication that might negatively affect the Representations and Warranties made herein, nor are there any proceedings which might have a negative effect thereon.

(v)	The Parties represent and warrant that the Representations and Warranties made herein shall be subject only to such express indications made or exceptions expressly provided for herein.

(vi)	Except as expressly otherwise provided in this Agreement: (a) neither Party makes any representation or warranty of any kind, whether express or implied, from a course of performance or dealing, trade usage, or of uninterrupted operation without error, including the implied warranties of merchantability and fitness for a particular purpose; and (b) without limiting KAT's obligation to deliver the services, KAT makes no guarantees with regard to the results obtained from the operation or use by Sierra Parima of the KAT services or of Sierra Parima’s properties. The limited warranty set forth in this Agreement is made for the benefit of KAT only.

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F.2.	Sierra Parima’s Representations and Warranties

Sierra Parima represents and warrants that it has, and shall have for the duration of this Agreement, all rights, titles, or interests in the Entertainment Centre required for the performance of its obligations hereunder and has, and shall have, for the duration of this Agreement, the authority and the legal right to enter into this Agreement.

F.3.	KAT’s Representations and Warranties

F.3.1.	Rights and titles

KAT hereby represents and warrants that KAT and its Affiliates have, and shall have for the duration of this Agreement, all rights, titles and/or interests in the KAT properties and in the Katmandu Intellectual Property Rights, deliverables and rights required for the performance of its obligations hereunder and has, and shall have, for the duration of this Agreement, the authority and the legal right to enter into this Agreement.

F.3.2.	Services

KAT further represents and warrants that the Services provided under this Agreement will be of commercially reasonable quality and will be performed in a good and workmanlike manner and in accordance with industry standards.

G.	TERM OF THE AGREEMENT; TERMINATION

G.1.	Term

The Agreement shall initially be valid and binding as from the Closing Date. The term of the Agreement shall be ten (10) years as from the actual Opening Date, inclusive, and may thereafter be automatically extended by the Parties for additional periods of five (5) Years each (the “Term”), unless one of the Parties notifies the other otherwise in writing at least (60) days before the end of the initial period or of any of its extensions.

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For clarification purposes, the Parties agree that, once the Opening Date is determined and agreed between them, the Parties shall execute a separate document in order to establish in writing the actual Opening Date. Once signed, the executed document including the actual Opening Date shall be attached to this Agreement.

G.2.	Termination of JVA

Upon termination of the JVA, this Agreement shall be deemed automatically terminated.

G.3.	Termination in case of change of control in KAT

Sierra Parima shall be entitled to early terminate this Agreement:

(i)	If Fun Stuff (owned by Katmandu Group and KAT) ceases to be a shareholder of Sierra Parima; or

(ii)	If there is a corporate change of control within Fun Stuff, Katmandu Group or KAT, by virtue of which any of these companies is no longer controlled by Larry Scott Demerau and Mrs. Julie Emily Demerau.

In any of the events described in sections G.3 (i) and G.3 (ii) above, Sierra Parima shall deliver a notice to KAT communicating the termination of the Agreement and Sierra Parima will not be obliged to pay any penalty or compensation in this regard.

G.4.	Termination due to breach by any of the Parties

Any of the Parties shall be entitled to terminate this Agreement due to breach by the other Party of any of the obligations established in this Agreement, in the Ancillary Contracts or in the JVA that (i) cannot be remedied (it being understood that a breach may be remedied only if any damage caused by the breach is substantially mitigated); or (ii) where it may be remedied, it has not been remedied or rectified within sixty (60) Days from written notice to the breaching party.

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H.	GENERAL PROVISIONS

H.1.	Absence of conflict

The execution of the Agreement and the performance of the obligations set out herein by the Parties:

(i)	does not constitute a breach of legislation, regulations, orders, rules, judgments, rulings or resolutions of any other nature applicable to the Parties; and

(ii)	does not conflict with Contracts, agreements or instruments binding the Parties, nor does it give rise to a breach or termination of any of the foregoing.

H.2.	Transfer of rights and obligations

A Party may only Transfer its rights and obligations under this Agreement to an Affiliate, provided:

(i)	the identity of the Transferee company is communicated to the other Party in writing at least fifteen (15) Days prior to the date scheduled for the Transfer; and

(ii)	the Transferee company expressly and fully accepts the terms and conditions of this Agreement by signing a declaration of accession to the same.

H.3.	Costs and charges

The legal, accountancy, audit and other professional related costs, charges and expenses incurred in the negotiation, conclusion, execution and implementation of the Agreement shall be borne by the Party that hired them in each case, excluding, however, those related to the notary public, the commercial registry, and the land registry, which shall be borne by Sierra Parima.

Any withholding tax or retention derived from the Services paid to KAT under this Agreement shall be payable by KAT.

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H.4.	Notices

H.4.1.	Method

All notices between the Parties pursuant to this Agreement will be served by registered letter, fax or telegram with an acknowledgement of receipt or by any other legally binding means. They shall be sent to the addresses indicated below or to any other that may be communicated to the other Party in the future by one of the aforementioned methods.

H.4.2.	Address and recipients

4.2.1.	All notices and communications between the Parties to be affected by such notice or communication shall be sent to the addresses and to the attention of the persons indicated below:

(i)	Sierra Parima:

Sierra Parima, S.A.

Att Mark Maurice Hoddinott

E-mail: [***]

(ii)	KAT:

Katmandu Collections, LLLP

1500 Park Center Drive

Orlando FL 32835

Att Larry Scott Demerau

E-mail: [***];

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4.2.2.	Any changes of address or contact person for the purpose of notices shall be immediately communicated to the other Party in accordance with the rules stipulated in this Section. If a Party does not receive notification of such changes, the notices that this Party serves to the original contact details in accordance with these rules shall be deemed to be correctly made.

H.4.3.	English language

All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail. Any such notice or formal communication made in a language other than English, but not accompanied by a translation into English, shall be deemed null and void and shall have no effect upon the receiving Party and the matter, rights and obligations concerned.

H.5.	Further action

Each Party shall execute and deliver any and all papers, documents and instruments and perform any and all acts that are necessary or appropriate to implement the terms of this Agreement and the intent of the Parties.

H.6.	Amendment or modification

This Agreement (including the Schedules attached hereto) may be amended or modified from time to time only by the unanimous written consent of all the Parties affected by such amendment or modification.

H.7.	Unforeseen Circumstances and Mutual Collaboration

The Parties recognise that circumstances may arise which were not foreseen at the Closing Date and which may have a significant effect upon the agreements made herein or upon the Parties in respect of their businesses.

The Parties hereby agree to consult each other in the spirit of mutual collaboration in an attempt to resolve any problems arising from such unforeseen circumstances. The Parties hereby expressly acknowledge that this Section H.7 only obligates the Parties to consult in good faith.

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H.8.	Governing law and Dispute resolution

H.8.1.	Governing law

This Agreement shall be governed by and construed in accordance with the Laws of Spain, excluding any conflict-of-laws rule or principle that might refer the governance, construction or interpretation of this Agreement to the Laws of another jurisdiction.

H.8.2.	Dispute resolution

Disputes shall be resolved exclusively in the manner set forth in this Section H.8.2, unless expressly otherwise established in this Agreement.

8.2.1.	Dispute notice

A Dispute shall be deemed to have arisen when a Party notifies the other in writing to that effect (the “Dispute Notice”).

8.2.2.	Period of amicable Dispute resolution

The Parties to any Dispute shall use reasonable endeavours to resolve the Dispute amicably within a period of thirty (30) Days as from receipt of a Dispute Notice by one of the Parties.

8.2.3.	Arbitration

Any Dispute that cannot be resolved by these preferential means shall, necessarily and exclusively, be definitely settled by arbitration in law, administered by the Court of Arbitration of the Official Chamber of Commerce and Industry of Madrid, in accordance with its arbitration rules in force at the time the request for arbitration is filed. The language to be used in such arbitration shall be Spanish. The place of arbitration shall be Madrid.

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8.2.4.	Consequential damages

If the arbitration tribunal ascertains that the Party that prompted the recourse to arbitration or requested arbitration did so in bad faith and with the sole objective of delaying the performance of an obligation under the Agreement, the arbitrators’ decision shall include a specific provision establishing the liability for consequential damages.

H.8.3.	Survival

The provisions of this Section H.8 shall survive the termination of this Agreement for any reason, regardless of whether a Dispute arises before or after termination of this Agreement and regardless of whether the related arbitration proceedings occur before or after termination of this Agreement.

H.9.	Confidentiality and Announcements

H.9.1.	Confidentiality

9.1.1.	Except as required by the applicable Law, Sierra Parima and KAT agree not to disclose any of the terms of this Agreement or any confidential, proprietary or non-public information relating to the assets, trade secrets, methods, financial affairs, or business of any Party hereto, provided that such disclosure may be made

(i)	to its directors, officers, employees, legal or other professional advisors, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or obligations under this Agreement;

(ii)	when required to do so by Law or by or pursuant to the rules or any order of any court, tribunal, arbitrator or agency of competent jurisdiction;

(iii)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Section H.9;

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(iv)	to a relevant Tax authority to the extent required for the proper management of the taxation affairs of that Party, any of its holding companies or any subsidiary of any of the foregoing;

(v)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other Party or has given prior written approval to the disclosure;

(vi)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the Party seeking to make disclosure whether or not the requirement for disclosure has the force of Law; or

(vii)	subject to the following sub-Section H.9.1.2, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or otherwise required by Law (with respect to which the Party may rely upon the advice of its legal counsel);

provided, however, prior to any disclosure made pursuant to this sub-Section H.9.1.1, any Person to whom such disclosure is made shall first be required to execute a confidentiality agreement substantially similar to that established by this Section H.9.1.

9.1.2.	If a Party hereto or any of its Affiliates receives a request to disclose any of the terms of this Agreement under a subpoena or order, such Party shall:

(i)	promptly notify the other Party thereof;

(ii)	consult with the other Party on the advisability of taking steps to resist or narrow such request; and

(iii)	if disclosure is required or deemed advisable, cooperate with the other Party in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded those terms of this Agreement that are disclosed.

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9.1.3.	If this Agreement is terminated for any reason whatsoever, on the request of the disclosing Party, a Party receiving any confidential, proprietary or non-public materials shall promptly return to the disclosing Party any and all confidential, proprietary or non-public materials it may have received from or on behalf of the other Party and shall not retain any copies or extracts therefrom.

9.1.4.	Each Party acknowledges that, in the event of any breach of this Section H.9.1, the non-disclosing Party would be irreparably and immediately harmed and may not be made whole by monetary damages alone. Accordingly, in addition to any other remedy to which it may be entitled at Law, the non-disclosing Party shall be entitled to an injunction or injunctions (without the posting of any bond and without proof of actual damages) to prevent breaches or threatened breaches of this Section H.9.1 or to compel specific performance of this Section H.9.1, and neither the breaching Party nor its representatives will oppose granting of such relief. Each Party also agrees to reimburse the non-disclosing Party for any and all costs and expenses, including attorneys’ fees, incurred by the non-disclosing Party in attempting to enforce the obligations of the other Party hereunder.

H.9.2.	Announcements

9.2.1.	Except as provided in Sections H.9.1, the Parties shall not make (and shall procure that no Person connected with it nor any of its directors, officers or employees shall make) any public announcement concerning the subject matter of this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

9.2.2.	A Party may make a public announcement concerning the subject matter of this Agreement if required by:

(i)	Law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(ii)	any securities exchange, regulatory or governmental body having jurisdiction over it, whether or not the requirement for announcement has the force of Law.

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H.9.3.	Survival

The obligations in this Section H.9 shall continue to apply after the termination of this Agreement without limit in time.

H.10.	Data Protection

Each of the Parties is hereby informed that the contact details of its representatives and employees shall be handled by the other in order to allow the execution, fulfilment and control of the relationship of the agreed service provision, the basis for which is the fulfilment of the contractual relationship, with such information retained for the term of the Agreement, and afterwards, until any possible liabilities derived from it have lapsed. Party details may be shared with banks, for payment management, with the relevant tax department and other public administrations, for the purposes of filing the corresponding tax returns and meeting legal obligations under the applicable laws, and with the public administrations in the cases set out by in the law and for the purposes defined therein. The Parties may request access, rectification, removal, transfer, restriction and objection to processing their personal data at the address provided by the other Party and indicated at the beginning of this Agreement.

H.11.	Miscellaneous

H.11.1.	Entire agreement

In the event of a dispute over the content of a companion document or a Schedule and the content of the Agreement, the content of the latter shall prevail, unless expressly indicated to the contrary.

H.11.2.	No company or partnership

This Agreement shall not constitute a partnership or company, and no Party shall be a partner of any other Party, for any purposes, and the provisions of this Agreement shall not be construed otherwise.

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H.11.3.	No guarantee of the other Party’s businesses activities

Nothing in this Agreement shall be construed to constitute any Party the guarantor of the obligations of the other Party’s businesses or other activities, unless expressly so foreseen herein or the Parties expressly so agree in writing.

H.11.4.	Obligations several and not joint

The obligations of each of the Parties under or in connection with this Agreement, shall be the several obligations of such Party, and not joint, unless as expressly otherwise established herein.

H.11.5.	Severability

The illegality, invalidity or ineffectiveness of any provision of the Agreement shall not affect the validity of the other Sections, provided the rights and obligations of the Parties under this Agreement are not affected in an essential way. An essential way is construed as any situation that seriously damages the interests of either of the Parties or affects the object of the Agreement. Such provisions shall be replaced or integrated into others which, complying with the law, serve the same purpose as the provisions they replace.

H.11.6.	Schedules and amendments to the Agreement

11.6.1.	All of the Schedules form an integral part of the Agreement and have the same force and effect as if they had been included in the main body of the Agreement.

11.6.2.	Any amendments to the Agreement shall be made in a written document signed by the Parties.

H.11.7.	Waiver

11.7.1.	It shall not be deemed that a Party has waived a right under this Agreement or of any breach of this Agreement by the other Party unless the waiver is made expressly and in writing.

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11.7.2.	Any waiver of a Party's rights under this Agreement or of any breach of this Agreement by the other Party pursuant to the previous paragraph shall not be construed as a waiver of any other rights or of any other or further breach, even when these are similar.

H.12.	Notarisation

Any Party may require the other Parties to notarise this Agreement before the notary of Palma, Mr. Armando Mazaira Pereira, prior fifteen (15) Days written notice.

H.13.	Counterparts

This Agreement may be executed in one (1) or more counterparts. All counterparts shall be valid and binding on the Party executing them and shall, when taken together, constitute one (1) and the same document for all purposes. This Agreement may be executed and delivered by facsimile signature for execution on the part of one (1) of more Parties hereto.

And, in witness whereof, the Parties have duly executed, delivered and signed this Agreement on the date hereof.

/s/ Mark Maurice Hoddinott
Mark Maurice Hoddinott, on behalf of
SIERRA PARIMA, S.A.

/s/ Larry Scott Demerau
Larry Scott Demerau, on behalf of
KATMANDU COLLECTIONS, LLLP

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LIST OF SCHEDULES

Schedule I: Financial pro-forma

Schedule II: Cost Plan

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